Exhibit 99.1

Michael J. Reardon Elected Chairman of the Board of Directors of The Student Loan Corporation

STAMFORD, Conn--Jan. 30, 2006--The Board of Directors of The Student Loan Corporation (NYSE:STU) has elected Michael J. Reardon to serve as its Chairman, effective immediately.  He will assume the duties of this position in addition to his duties as President and Chief Executive Officer of the Company.

Mr. Reardon will replace Carl E. Levinson, who will remain on the Board.  Mr. Levinson is the Chief Executive Officer and President of Citigroup's Consumer Lending Group.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and other lenders. The company was previously a division of Citibank, N.A. and became a NYSE-listed corporation in 1992. Citibank is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information on college planning and financing information or inquiries regarding student loan accounts please call 1-800-967-2400 or visit www.studentloan.com. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.

Citibank is a member of Citigroup (NYSE: C), the preeminent global finance services company with some 200 million customer accounts in more than 100 countries, which provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management.  Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex.  Additional information may be found at www.citigroup.com.

CONTACT:  For The Student Loan Corporation:
Press:
Mark Rodgers, 212-559-1719
Investors:
Bradley Svalberg, 203-975-6292